Exhibit 11.1

          Computation of Historical Net Income (loss) Per Common Share

                                                                        Year Ended April 30,
                                                            1996              1997             1998
                                                            ----              ----             ----
          Net income (loss)                              $    656,870      $ (7,854,273)   $(27,025,925)
          Dividends accreted on preferred stock               (88,000)         (176,000)              --
                                                         -------------     -------------   -------------
          Net income (loss) available (attributable)
            to common shareholders                            568,870        (8,030,273)     (27,025,925)
                                                         ============      =============   ==============
          Weighted average number of shares
          outstanding - basic                            $  4,000,000      $  5,241,621    $   7,461,101
                                                         ============      ============    =============
          Weighted average number of shares
          outstanding - diluted                          $  4,000,000      $  5,241,621    $   7,461,101
                                                         ============      ============    =============
          Net income (loss) per common share - basic     $       0.14      $     (1.53)    $      (3.62)
                                                         ============      ============    =============
          Net income (loss) per comon share - diluted    $       0.14      $     (1.53)    $      (3.62)
                                                         ============      ============    =============

                                      F-23